THIS IS A LEGAL DOCUMENT. YOU ARE ENCOURAGED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

SEVERANCE AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the "Agreement") is between Wild Oats Markets, Inc. ("Company") and Mary Beth Lewis ("Employee").

Agreement

or good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

  Termination of Employment. Effective July 20, 2001 (the "Effective Date"), Employee agrees that Employee's employment with the Company is hereby terminated, and Employee further resigns from any and all officer or director positions held by the Employee with the Company or any of its subsidiaries, effective as of the Effective Date.
  Continuation of Salary and Benefits.

(a) Salary Continuance. Subject to Employee's compliance with the terms and conditions set forth in this Agreement, Company agrees to pay the Employee a continuation of the Employee's salary (the "Severance Pay") equivalent to one year's salary at the Employee's rate of pay on the Effective Date. Payment shall be an amount equal to Employee's rate of pay on the Effective Date for the period July 21, 2001 to July 19, 2002, to be paid in equal biweekly installments on the same payroll schedule under which the Company pays its employees, commencing the next pay date following the execution of the Agreement. The period from July 20, 2001 until July 19, 2002 shall be the "Severance Period".

(b) Medical and Other Benefits Continuance. The Company will not continue medical or other benefits for the Employee, except as specifically provided herein, and the Employee shall not be entitled to participate in any benefit plans provided by the Company, except as specifically provided herein.

(c) Deferred Compensation Plan. Barring prohibitions imposed by the Company's deferred compensation plan, the Company will allow the Employee to maintain the balance of her deferred compensation plan account in the plan until January 1, 2003, at which time the Company shall distribute the balance of the account to the Employee. The Employee shall not be entitle to make any further contributions to such account after the Effective Date. The Employee acknowledges that all sums remaining in the deferred compensation plan are not insured, and are considered as general funds of the Company for creditor purposes.

(d) Discount Card. Assuming the Employee complies with the other terms and conditions of this Agreement, the Employee shall be entitled to the reasonable use of the discount provided from time to time to active employees of the Company for the Severance Period. In the event that Employee violates the terms of this Agreement or the Company discontinues the discount benefit, the discount shall immediately terminate.

(e) Options. Employee acknowledges that Employee's stock options exercisable for common stock of the Company terminated effective July 20, 2001. As additional consideration for this Agreement and Release, Employee shall be granted a stock appreciation right. Within 14 days following execution of this Agreement, Employee shall receive a cash payment from the Company equal to the difference between (1) the strike price of Employee's fully vested stock options on July 20, 2001 (to the extend such strike price is lower than the closing price of the Company's common stock on the NASDAQ National Market on July 20, 2001, and (2) the closing price of the Company's common stock on the NASDAQ National Market on July 20, 2001, plus (3) an amount required to gross up that portion of the foregoing payment related to incentive stock options (as opposed to nonqualified stock options) to compensate Employee for the difference between the capital gains tax rate and the Employee's effective tax rate (39.1% for 2001). The Employee's vested options as of July 20, 2001, and the strike prices therefor, are shown on Attachment 1 hereto.

3. Conditions to Commencement of Severance Pay. In order for the Employee to receive the Severance Pay, the Employee must comply with all of the following conditions. At the Company's election, failure to comply with any condition will result in a delay in, or termination of, any right to receive Severance Pay:

(a) The Employee shall return, within 7 days after signing this Agreement, all equipment, tools, phones, computers, keys and proprietary information (including financials, price lists, vendor lists, manuals and strategic planning documents), in Employee's possession. All computer files must remain intact on all computer equipment returned. The Company agrees to transfer ownership to Employee of the laptop computer used by the Employee (other than the Zip drive) during the course of her employment.

(b) If the Employee has a Company credit card, within 7 days after the date the Employee signs this Agreement, the Employee must arrange for payment of outstanding charges.

To the best of Company's knowledge, Employee has complied with the provisions in Sections 3(a) and 3(b); however, such does not constitute a waiver of any breach that becomes known at a later date. Failure to comply with (a) or (b) may result in withholding or termination of Severance Pay, or the Company may elect to deduct any unpaid bills, costs of equipment, personal credit card charges or any business expenses for which reports have not been submitted from the Employee's Severance Pay.

4. Conditions to Continued Receipt of Severance Pay. In order for the Employee to continue to receive Severance Pay, the Employee MUST comply with the following conditions during the Severance Period:

(a) The Employee will not disparage or otherwise discredit the Company orally or in writing. For purposes of this paragraph (a), any factually accurate testimony, whether orally or in writing, given by the Employee as required by law under oath shall not be considered to disparage or otherwise discredit the Company. The Company agrees that Perry Odak and Freya Brier, acting as Company officers, will not disparage or discredit the Employee orally or in writing to any third party. For purposes of the obligations of the Company, "disparagement" or "discredit" shall not include any factually accurate statement or any disclosure required to be made to any governmental or quasi-governmental agency, or any disclosure made in the course of any pending or threatened litigation, mediation, arbitration or agency action.

(b) The Employee will not solicit, for him/herself or on behalf of a third party, either directly or indirectly, any employee of the Company then currently employed to leave the Company's employ.

(c) The Employee will not discuss the terms of this Agreement with any third party other than the Employee's spouse, family or legal or financial advisors; provided, however, that if the Company files this Agreement as an exhibit to any public filing, unless the Company obtains confidentiality treatment for the Agreement as filed, the Employee shall be released from the foregoing obligation. In the event the Employee is required by law to discuss or disclose any of the terms, the Employee must provide the Company with prompt written notice prior to disclosure to the third party to allow the Company sufficient time (not less than one-half of the time required for a response thereunder, with a minimum of 5 business days) to contest the pending disclosure.

  Rehire. The Employee agrees that the Employee shall not apply for rehire by the Company on or before January 1, 2003, and the Company's refusal to hire before such date shall not be deemed to be discriminatory conduct on the part of the Company.
  Confidentiality. The Employee acknowledges that he/she has been provided with, and has created for the Company, certain confidential information, both written and oral, including, but not limited to, trade secrets and other information related to the Company's practices in marketing, pricing, operations, advertising, promotions, merchandising, selling and distributing, price lists, vendor lists, customer lists, know-how, strategic planning and financial information, collectively referred to herein as "Confidential Information", by the Company. The Employee agrees that the Employee will not disclose such information, except to legal advisors, orally or in writing, to any third party except to the extent such disclosure is required by law, in which case the Employee will provide the Company with written notice within 5 days thereafter of the disclosure request to allow the Company sufficient time to contest the pending disclosure. For purposes hereof, "Confidential Information" shall not include information which is or subsequently becomes known to the public other than through a breach by Employee of this provision.
  Release of Claims. By signing this Agreement without revocation, the Employee and his/her heirs and assigns hereby agree to release and forever discharge the Company, its officers, directors, employees, agents and representatives from any and all actions, causes of actions, suits, damages and claims, whether known or unknown, which the Employee ever had, now has, or may have against the Company for any matter relating to his/her employment or termination from employment to the date hereof. The Employee also agrees that he/she is legally waiving and releasing any rights the Employee may have had on or before the date of this Agreement regarding his/her employment and termination from employment with the Company, including those rights relating to age, gender, race, disability or religion, under the numerous laws and regulations regulating employment, including, without limitation, the Age Discrimination in Employment Act of 1967; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Employment Retirement Income Security Act; the Equal Pay Act; the Fair Labor Standards Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Older Workers Benefit Protection Act of 1990; the Consolidated Omnibus Budget Reconciliation Act; the Rehabilitation Act of 1973; the Colorado Anti-Discrimination in Employment Act or any similar act of any other state; the Family Medical Leave Act, as well as other statutes and laws that may apply. Notwithstanding the foregoing, the Employee does not waive any rights conferred by statute to elect COBRA benefits or to apply and receive unemployment benefits. The Employee represents that the Employee has not filed any claims with any governmental agencies or any civil suits relating to his/her employment with the Company or his/her termination of employment with the Company.
  Cooperation. (a) The Employee agrees to reasonably cooperation with the Company, as requested, to effect a transition of his/her responsibilities and job-related information and to ensure that the Company is aware of all matters that were being handled by the Employee.

  (b) The Employee agrees, upon reasonable notice, to furnish information and assistance to the Company as may be required in connection with any governmental, legal or quasi-legal proceeding, including any external or internal investigation, involving the Company, its subsidiaries or affiliates, or in which any of them is, or may become, a party. After the Severance Period, or if during the Severance Period the assistance is for a period longer than 40 hours, the Company will pay the Employee for the time spent in providing the assistance with proceedings for a reasonable consulting fee not to exceed the Employee's effective hourly wage on the Effective Date. The Company will reimburse Employee for any reasonable out-of-pocket expenses requested by the Company and incurred in providing assistance to the Company.

  Miscellaneous. (a) This agreement will be interpreted, construed and governed by the laws of the State of Colorado and the Employee agrees to accept jurisdiction and venue for any claims or actions in Boulder County, Colorado. (b) If any provision or other clause of this Agreement is held to be invalid by a court of competent jurisdiction, the invalid provision will be severed from this Agreement, but such invalidity will not affect the validity or enforceability of any other provision, and the balance of the Agreement will remain in full force and effect. (c) In the event of death by the Employee during the Severance Period, the right to receive Severance Pay will inure to the benefit of the Employee's heirs, successors or assigns. (d) The Company agrees that the Employee's termination shall be treated as a resignation in the event a current or prospective employer of the Employee requests a reference. (e) The Employee agrees and acknowledges that if, during the Severance Period, the Employee breaches any portion of this Agreement, the Company has a right to offset amounts due to the Company against Severance Pay or terminate any further Severance Pay. (f) The Employee acknowledges that the damages the Company may suffer for breach of this Agreement may be irreparable, and may be difficult, if not impossible, to ascertain, and agrees that the Company will have the right to pursue an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach. The existence of a right to pursue an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or inequity which it may have, including the right to seek recovery of damages. The Employee hereby waives the claim or defense that the Company has an adequate remedy at law or has not been or is not being irreparably injured by the breach of the Agreement, and also waives any requirement that a bond be posted in order to bring an action for injunctive relief or declaratory judgment. (g) The Company has elected to indemnify Employee for her services as an officer. The Company agrees that if, within the next two years, it proposes to amend the terms of its certificates of incorporation or bylaws to curtail or reduce the indemnification obligations to its officers and directors, including former officers and directors, it will provide notification thereof to Employee. Employee shall receive indemnification to the extent provided to other officers and directors of the Company. The Company further agrees that to the extent its Director and Officer Liability insurance covers former officers and directors, the Company willnot seek to remove Employee from such coverage (subject to the terms of the policy).
  Expiration of Offer; Right to Revoke Agreement. (a) The Employee has 21 days from the day the Employee receives this Agreement to decide whether or not to sign it. The Employee acknowledges receipt of this Agreement on August 3, 2000. The Employee may waive some or all of the 21-day period. This offer will expire if the Agreement is not signed and postmarked within 21 days. (b) If the Employee signs the Agreement, he/she has 7 days after signing this Agreement to revoke it for any reason. This Agreement will not be effective or enforceable until 7 days after the date the Employee signs it. Severance Pay will be paid in accordance with paragraph 2(a) but in no event will commence before the expiration of the 7-day period. Revocation must be in writing and hand-delivered or mailed to the Company, postmarked within the 7-day period, and addressed to: Freya Brier, Wild Oats Markets, Inc., 3375 Mitchell Lane, Boulder, CO 80301.

The Employee hereby acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Agreement and the Employee has either consulted with an attorney before signing this Agreement or the Employee has willingly and knowingly waived his/her right to speak with an attorney prior to signing this Agreement. The Employee fully understands this Agreement and agrees to its terms.

COMPANY: EMPLOYEE:

Wild Oats Markets, Inc.                             Agreed to and signed, this 4th day of August , 2001

By: /s/  Freya R. Brier                                    /s/  Mary Beth Lewis
        V.P.,  Legal                                                     Signature